Exhibit 99.1

Atossa Genetics Announces Reverse Stock Split

1:15 Reverse Stock Split Effective August 26, 2016

SEATTLE, August 25, 2016 -- Atossa Genetics Inc. (NASDAQ: ATOS) today announced a reverse split of its common stock at a ratio of 1-for-15, effective August 26, 2016, and that the Company's common stock will begin trading on a split-adjusted basis when the market opens on August 26, 2016. The reverse split was approved by the Company's stockholders at an annual meeting of the stockholders held on May 18, 2016. The Company's common stock will continue to trade on the NASDAQ Capital Market under the trading symbol "ATOS." As a result of the reverse split, each fifteen pre-split shares of common stock outstanding will automatically combine into one new share of common stock without any action on the part of the holders, and the number of outstanding common shares will be reduced from approximately 39.57 million shares to approximately 2.67 million shares. The reverse split will also apply to common stock issuable upon the exercise of the Company's outstanding warrants and stock options.

The Company's transfer agent, VStock Transfer, LLC, which is also acting as the exchange agent for the reverse split, will provide instructions to stockholders regarding the process for exchanging share certificates. No fractional shares will be issued as a result of the reverse split and stockholders who otherwise would be entitled to a fractional share will receive, in lieu of the fraction, a cash payment equal to the approximate value of the fractional share.

Dr. Steve Quay, President and CEO, stated, "The reverse stock split should allow us to satisfy the NASDAQ minimum bid price requirement and should attract new stockholders. We remain highly confident in our business and in the long-term prospects of our Company. Our Phase II study of Fulvestrant administered with our microcatheters is continuing at Columbia with initial data publication planned for December 2016. We are also progressing well with our continued development of oral Endoxifen for breast cancer patients who are refractory to tamoxifen.”

Additional information about the reverse stock split can be found in the Company's definitive proxy statement filed with the Securities and Exchange Commission on April 13, 2016, a copy of which is also available at www.sec.gov or www.atossagenetics.com.

About Atossa Genetics

Atossa Genetics Inc. is a clinical-stage pharmaceutical company developing novel therapeutics and delivery methods to treat breast cancer and other breast conditions. For more information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release, which Atossa undertakes no obligation to update, are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with actions and inactions by the FDA, the outcome or timing of regulatory approvals needed by Atossa, lower than anticipated rate of patient enrollment, results of clinical studies and timing of publication of those results, the safety and efficacy of Atossa's products and services, performance of clinical research organizations and investigators, obstacles resulting from proprietary rights held by others with respect to Fulvestrant, such as patent rights, and other risks detailed from time to time in Atossa's filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time.

Atossa Genetics Company Contact:

Atossa Genetics Inc.

Kyle Guse

CFO and General Counsel

(O) 800-351-3902

kyle.guse@atossagenetics.com

Investor Relations Contact

Scott Gordon

CorProminence LLC

377 Oak Street

Concourse 2

Garden City, NY 11530

Office: 516.222.2560

scottg@corprominence.com

Source: Atossa Genetics Inc.